Exhibit 99.1

Earth Science Tech, Inc., Shares an Annual Letter from the CEO for the Company’s Fiscal March 31, 2024, Year End

Miami, FL, April 29, 2024, Earth Science Tech, Inc. (OTC: ETST) (“ETST” or “Company”), a holding entity currently focused on the health and wellness industry, today shares a letter from the Company’s CEO, Giorgio R. Saumat on the many accomplishments leading to a successful year.

Dear Stakeholders,

It is with a great deal of excitement that I write this annual letter to you.

The last year has been one of incredible progress at ETST. I have fielded many calls and emails to which I simply have had no comment or response. Now that we have closed our fiscal year on March 31st, it is appropriate for me to update you on the status and progress of the company over the latest fiscal year.

We are executing! Our company has had big accomplishments. Here they are:

●	RxCompoundStore.com is licensed in 22 States with multiple States pending, this is up from 2 States a year ago.

●	The company has 31 official employees with an additional 11 independent/temporary contractors who we intend to convert into full-time or for whom we intend to create in-house positions as soon as reasonably possible, for a total of 42.

●	The company has an impressive Board of Directors consisting of 5 members, including 2 independent members.

●	The Board of Directors has created an audit committee of 3 members, with 1 independent director serving on the committee.

●	The company has retired most, if not all, long-term liabilities, making for a cleaner balance sheet.

●	The company has hired a new CFO, Ernesto L. Flores, who is leading the company through our current 10-k annual audit.

●	The company has hired a new CTO, Chris Rose, who is transforming our technology and digital compliance across the entire organization.

●	Peaks Curative has been activated, revamped its properties (PeaksCurative.com / PeakNow.com / ViagraMia.com / MySexGummy.com / MyOnlineConsultation.com / WLSolution.com / WeightLossSolution.com / ScreamCream.net / ClearupSkinCare.com / iHairSolution.com), started marketing, and is generating sales across all segments of its business.

●	RxCompoundStore.com continues to refine and develop DocProtocol.com to provide prescribers access to unique protocols that assist them in using RxCompoundStore.com compounds to enhance their patients’ health and wellness.

●	The company has repurchased 5,200,002 shares, representing 1.6% of the outstanding share count as of the end of the 3rd quarter, for an aggregate $178,000.08 or .034/Share.

●	The company has expanded its executive/administrative space on the 22nd floor of the Town One Center property, where RxCompoundStore.com is located on the ground floor, to include roughly an additional 2,500 square feet and access to conference/meeting rooms. ETST has also expanded its off-site storage space by roughly 1,500 square feet. Increasing the ETST footprint from roughly 2,000 square feet a year ago to roughly 6,000 square feet today, a 200% Increase.

●	Peaks Curative currently has 5 prescribers (licensed in most states as RxCompoundStore.com) on its platform and is expected to add more as sales volumes increase with its marketing efforts.

●	RxCompoundStore.com was successful in having a lawsuit, brought by a major drug manufacturer in September 2023, dismissed with prejudice (a complete win).

All of these accomplishments (I’m confident I’m missing a few) show the management team’s commitment to growing the company and performing at a high level for our shareholders.

With respect to the buyback program announced on January 29th, 2024, it is important to note that the buyback authorized by the Board of Directors is effective through December 31st, 2025. It is designed for the company to use free cash flows towards the repurchase of stock over time. We have taken the approach of purchasing through private transactions first, as it provides the company the ability to negotiate and acquire shares at a lower price than available on the market (as evidenced through our completed purchases) due to the logistics of registering private shares. This approach mitigates the amount of shares that could come to market while allowing the company to repurchase at a discount. Once we have exhausted private transactions, we will turn our focus to purchasing on the open market.

Lastly (and most importantly), I’m thrilled to pre-announce that the company had at least 5.7M in revenue in the fiscal 4th quarter alone, representing a 54% revenue increase quarter over quarter and a cash balance of roughly 700K, a 250% increase quarter over quarter. These figures are inclusive of paying down most, if not all, long-term liabilities AND repurchasing stock from the company’s outstanding share count at the end of the 3rd Quarter. ETST is growing.

Needless to say: WE ARE EXECUTING.

Management is actively vetting future non-dilutive acquisitions/partnerships/investments to augment shareholder value. When we identify the right target, we expect to use our increasing cash position for a move.

I would like to note that while our current subsidiaries are in the health and wellness space, we are not limiting our search for acquisitions/partnerships/investments to the health and wellness space.

We believe our current subsidiaries can continue to grow organically while we diversify our holdings in other industries AND finance the growth of our current subsidiaries.

Thank you for being an ETST shareholder. We look forward to continuing to deliver for you and all stakeholders of ETST.

Regards,

Giorgio R Saumat

CEO & Chairman of The Board

Earth Science Tech, Inc.

About Earth Science Tech, Inc.

Earth Science Tech, Inc. is a holding entity currently in compounding pharmaceuticals and telemedicine through its wholly owned subsidiaries RxCompoundStore.com, LLC., Peaks Curative, LLC. and Earth Science Foundation, Inc.

To learn more, please visit: www.EarthScienceTech.com

RxCompoundStore.com, LLC.

RxCompound is a complete compounding pharmacy. RxCompound is currently licensed to fulfill prescriptions in the states of Delaware, Florida, Pennsylvania, New York, Arizona, New Jersey, Wisconsin, Minnesota, Rhode Island, Utah, Georgia, Nevada, Massachusetts, Missouri, Iowa, Maryland, Ohio, Colorado, North Carolina, Maine, Indiana and Illinois. RxCompound is in the application process to obtain licenses in the remaining states in which it is not yet approved to ship prescriptions.

To learn more please visit: www.RxCompoundStore.com

About Peaks Curative, LLC.

Peaks is a health and wellness platform focused on helping people feel great about themselves through better health. Peaks’ orders are exclusively fulfilled by RxCompoundStore.com. Patients who order Peaks via monthly subscription receive their refills automatically. No two people are the same. Therefore, the company provides access to personalized healthcare designed for individual results.

To learn more please visit: www.PeaksCurative.com

About Earth Science Foundation, Inc.

Earth Science Foundation Inc. is a favored entity of the Company, effectively being a non-profit organization that was incorporated on February 11, 2019, and is structured to accept grants and donations to help those in need of assistance in paying for prescriptions.

SAFE HARBOR ACT: Forward-looking statements are included within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations or listing on an exchange — including words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions — are forward-looking statements and involve risks, uncertainties and contingencies, many of which are beyond the Company’s control and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. There are no assurances that the Company will complete additional acquisitions or will be successful in being approved for a NASDAQ listing. No information in this press release should be construed in any manner whatsoever as an indication of the future performance of the Company’s revenues, financial condition or stock price.

Company Contact:

Giorgio R. Saumat

CEO and Chairman of the Board

(305) 724-5684

grsaumat@earthsciencetech.com